Exhibit 10.30

AMENDMENT NO. 1 TO MASTER LEASE AGREEMENT

        THIS AMENDMENT NO. 1 TO MASTER LEASE AGREEMENT is made as of the 9th day of November, 2005 by and between GENERAL ELECTRIC CAPITAL CORPORATION (“Lessor”) and DUCKWALL-ALCO STORES, INC. (the “Lessee”).

        The parties have heretofore entered into that certain Master Lease Agreement dated as of November 9, 2005 (the “Lease”). The parties desire to amend the Lease pursuant to the terms and conditions hereinafter set forth. Capitalized terms used herein without definition shall have the meaning given them in the Lease.

        NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Section 3 of the Lease is hereby amended in the 3rd sentence by inserting after the words “interim rent” the following language: “in the form of interest (as hereinafter set forth)” and by deleting the 4th sentence in its entirety and replacing it with the following language: “Except as may otherwise be indicated in a Schedule or other rider or addendum hereto or thereto, interim rent shall be equal to the interest on any amounts advanced by Lessor to the Supplier or Lessee or on behalf of the Lessee, as the case may be, under a Schedule, at an interest rate equal to one percent (1%) in excess of the Prime Rate (as hereinafter defined), but in no event greater than the highest rate permitted by law. As used herein, “Prime Rate” shall mean the prime rate listed in The Wall Street Journal on the date of the advance by Lessor. If The Wall Street Journal is not published on such date or no prime rate is listed on such date, then it shall be the prime rate listed in The Wall Street Journal published prior to and closest to such advance date. If more than one prime rate is listed in The Wall Street Journal on the applicable date, then the highest rate shall apply. The aforesaid interest shall accrue from and including the Acceptance Date to and excluding the first Payment date and shall be calculated on the basis of a 360-day year and a 30-day month.”

2.	Section 13(b)(i) of the lease is hereby amended by deleting the language of such subsection in its entirety and replacing it with the following sentence: “At Lessee’s expense, permit Lessee, provided there exists no other Event of Default at such time, to promptly replace the affected Equipment with like or better replacement equipment of similar make, model, configuration, capacity and condition, free and clear of all liens, which replacement equipment must (i) be compatible with the remaining Equipment, (ii) have equal or greater performance standard than the replaced Equipment and (iii) have equal or greater value than the replaced Equipment, in which case any such replacement equipment shall become the property of Lessor and for all purposes of this Lease Agreement shall be deemed to be the Equipment which it replaced. Lessee agrees that replaced Equipment will not be put back into service or into use unless and until it has been completely refurbished to original standards.”

3.	Section 18 of the Lease is hereby amended by deleting the words “of five cents ($0.05) per dollar on, and in addition to,...” in the 2nd sentence and inserting the following words in replacement thereof: “equal to an interest rate of eighteen percent (18%) per annum on the late Payment or other obligation in addition to...”).

4.	Section 24 of the Lease is hereby amended by deleting the 1st sentence in its entirety and replacing it its entirety with the following language: “At least 90 days prior to expiration of the Term or any extended Term, by e-mail notification to Lessee’s e-mail address(es), Lessor will forward notification to Lessee of the impending expiration of such Term via an online asset management system (the “System”), provided that Lessor’s failure to so forward such notification shall not waive, affect, modify or impair any of Lessee’s obligations hereunder. Lessor shall provide Lessee access to such System that provides maturity information for all Equipment. Lessee shall provide to Lessor, if necessary, updated e-mail addresses no later than 120 days before the expiration of any Term. If Lessee fails to notify Lessor in accordance herewith and/or Lessor fails to notify Lessee pursuant to the System, the Term of the applicable Schedule shall not expire upon its scheduled expiration date but shall automatically continue in accordance with Section 26 below. Lessee shall provide to Lessor no less than three (3) working e-mail addresses. At least 60 days but no more than 90 days prior to expiration of the Term or any extended Term, Lessee shall give Lessor written notice of its intent to return the Equipment (and terminate the applicable Schedule) or, in the alternative, exercise an option that is set forth in the applicable Schedule, provided that, if Lessor timely fails to forward the e-mail notification (as set forth above), then 30 days after Lessor does forward such e-mail notification, Lessee shall be required to give Lessor the 60-day written notice of its intent to return the Equipment (and terminate the applicable Schedule).”

5.	Section 25(a)(i) of the Lease is hereby amended by deleting the last three (3) words (“it becomes due”) and replacing such words with the following language: “Lessor’s oral or written notice to the Lessee.” Section 25(a)(ii) of the Lease is hereby amended by deleting inserting at the end the following language: “and such failure continues for 10 days after Lessor’s oral or written notice to the Lessee.”

6.	Section 26 of the Lease is hereby amended in the 1st sentence by changing “one hundred eighty” to “ninety” and by changing “ninety” to “sixty” and in the last sentence by changing ‘ninety” to sixty.”

7.	Section 33 of the Lease is hereby amended in the last sentence by inserting at the beginning of such sentence the following language: “After the occurrence of an Event of Default hereunder and the acceleration by Lessor of the balance owed by Lessee in accordance with Section 25 above, then…”

8.	Except as expressly set forth herein, the terms and conditions of the Lease remain unmodified and in full force and effect. This Amendment is binding upon, and inures to the benefit of, the successors and assigns of the parties hereto.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above set forth.

GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Susan Lydon
Name:	Susan Lydon
Title:	Manager Portfolio Admin.

DUCKWALL-ALCO STORES, INC.
By:	/s/ Richard A. Mansfield
Name:	Richard A. Mansfield
Title:	V.P./CFO